September 2011 Filed pursuant to Rule 433 dated August 31, 2011 relating to Preliminary Pricing Supplement No. 981 dated August 31, 2011 to Registration Statement No. 333-156423
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

TOPSSM Based on the Value of the S&P 500® Index due September 29, 2016
Target Optimized Participation SecuritiesSM
Unlike ordinary debt securities, the TOPS Based on the S&P 500® Index due September 29, 2016, which we refer to as the TOPS, do not pay interest and do not guarantee the repayment of any principal at maturity.  Instead, at maturity you will receive for each TOPS that you hold an amount in cash that will vary depending on the closing value of the S&P 500® Index, which we refer to as the index, observed on the weekly observation dates during the term of the TOPS and on the valuation date.  If the index has appreciated at all on the valuation date, you will realize a return on your investment in the TOPS equal to the greater of (i) the lookback percent increase and (ii) the fixed return of 30%.  The lookback percent increase is the percentage increase of the highest closing value of the index observed on the weekly observation dates from the initial index value.  However, if the index has remained the same or depreciated on the valuation date relative to the initial index value, the payment at maturity may be less, and possibly significantly less, than the stated principal amount of the TOPS.  You could lose some or all of your investment in the TOPS.  The TOPS are senior unsecured obligations of Morgan Stanley, and all payments on the TOPS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per TOPS
Stated principal amount:	$1,000 per TOPS
Pricing date:	September 26, 2011
Original issue date:	September 29, 2011 (3 business days after the pricing date)
Maturity date:	September 29, 2016
Aggregate principal amount:	$
Interest:	None
Underlying index:	S&P 500® Index (the “index”)
Payment at maturity (per TOPS):
•      If the final index value is greater than the initial index value,
$1,000 + ($1,000 × the greater of (i) the lookback percent increase and (ii) the fixed return of 30%)
There is no maximum payment at maturity on the TOPS.
•      If the final index value is less than or equal to the initial index value,
$1,000 × index performance factor × 130%
If the final index value has decreased from the initial index value by more than approximately 23.077%, the payment at maturity will be less, and possibly significantly less, than the stated principal amount and could be zero.

Index performance factor:	final index value / initial index value
Initial index value:	The closing value of the index on the pricing date
Final index value:	The closing value of the index on the valuation date
Lookback percent increase:	(Lookback index value – initial index value) / initial index value
Lookback index value:	The highest closing value of the index observed on the observation dates.
Observation dates:
Each Wednesday during the period from but excluding the pricing date to and including the valuation date, provided that the final observation date will be the valuation date. The observation dates will be subject to postponement for non-index business days and market disruption events.

Valuation date:	September 26, 2016, subject to postponement for non-index business days and certain market disruption events
Maximum payment at maturity:	None
Minimum payment at maturity:	None
CUSIP:	617482XX7
ISIN:	US617482XX77
Listing:	The TOPS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Issuer
Per TOPS	$1,000	$	$
Total	$	$	$
(1) The price to public for investors purchasing the TOPS in fee-based advisory accounts will be $970 per TOPS.
(2)   Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $       for each TOPS they sell; provided that dealers selling to investors purchasing the TOPS in fee-based advisory accounts will receive a sales commission of $        per TOPS.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Description of TOPS––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 981 dated August 31, 2011
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

The TOPS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

TOPSSM Based on the Value of the S&P 500® Index due September 29, 2016
Target Optimized Participation SecuritiesSM

Investment Overview

Target Optimized Participation Securities

The TOPS Based on the Value of the S&P 500® Index due September 29, 2016 (the “TOPS”) provide investors with an opportunity to potentially benefit from any substantial increase of the index observed on any of the weekly observation dates during the term of the TOPS, if greater than the fixed return of 30%, which we refer to as the lookback observation feature.  The lookback observation feature will apply only if the final index value is greater than the initial index value.  If the final index value is less than or equal to the initial index value, you will receive a payment at maturity solely based on the closing value of the index on the valuation date, and you may lose some or all of your investment.

•
If the final index value is greater than the initial index value, you will realize a return on your investment equal to the greater of (i) the lookback percent increase and (ii) the fixed return of 30%.

There is no maximum payment at maturity on the TOPS.

•
If the final index value is less than or equal to the initial index value, your payment at maturity will equal $1,000 times the index performance factor times 130% and will therefore solely depend on the final index value.

If the final index value has decreased from the initial index value by more than approximately 23.077%, the payment at maturity will be less, and possibly significantly less, than the stated principal amount and could be zero.

All payments on the TOPS are subject to the credit risk of Morgan Stanley.

Maturity:	5 years
Interest:	None
Maximum payment at maturity:	None
Minimum payment at maturity:	None

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “Description of TOPS—The Index” in the accompanying preliminary pricing supplement.

Information as of market close on August 30, 2011:

Bloomberg Ticker Symbol:	SPX
Current Index Closing Value:	1,212.92
52 Weeks Ago:	1,048.92
52 Week High (on 4/29/2011):	1,363.61
52 Week Low (on 8/30/2010):	1,048.92

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TOPSSM Based on the Value of the S&P 500® Index due September 29, 2016
Target Optimized Participation SecuritiesSM

S&P 500® Index Daily Index Closing Values January 1, 2006 to August 30, 2011

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TOPSSM Based on the Value of the S&P 500® Index due September 29, 2016
Target Optimized Participation SecuritiesSM

Key Investment Rationale

This 5-year investment offers a return equal to the greater of the lookback percent increase and the fixed return of 30%, if the final index value is greater than the initial index.  If the final index value is less than or equal to the initial index value, your payment at maturity will be based solely on the final index value and may be greater than, equal to or less than the stated principal amount and could be zero.  All payments on the TOPS are subject to the credit risk of Morgan Stanley.

Best Case Scenario
The final index value is greater than the initial index value and on one or more weekly observation dates during the term of the TOPS, the index increases by more than 30% from the initial index value.  The payment at maturity will equal $1,000 plus the product of $1,000 and the lookback percent increase (which, in this scenario, will be greater than the fixed return of 30%).  There is no maximum payment at maturity on the TOPS.

Worst Case Scenario
The final index value decreases from the initial index value by more than approximately 23.077%, and the payment at maturity will be less, and possibly significantly less, than the $1,000 stated principal amount and could be zero.

Summary of Selected Key Risks (see page 3H12)

▪	No guaranteed return of any principal.

▪	No interest payments.

▪	You will benefit from the lookback observation feature only if the final index value is greater than the initial index value.

▪	The lookback index value is based solely on the closing values of the index on the specified weekly observation dates.

▪	The market price of the TOPS will be influenced by many unpredictable factors, including the value and volatility of the index and the component stocks of the index.

▪	The TOPS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the TOPS.

▪	The TOPS will not be listed on any securities exchange and secondary trading may be limited.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Investing in the TOPS is not equivalent to investing in the index.

▪	Adjustments to the index could adversely affect the value of the TOPS.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the TOPS.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the TOPS.

▪	The U.S. federal income tax consequences of an investment in the TOPS are uncertain.

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TOPSSM Based on the Value of the S&P 500® Index due September 29, 2016
Target Optimized Participation SecuritiesSM

Fact Sheet

The TOPS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, the related prospectus supplement and prospectus.  At maturity, an investor will receive for each stated principal amount of TOPS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount depending on the closing value of the index observed on the weekly observation dates during the term of the TOPS and on the valuation date.  The TOPS are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the TOPS are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
September 26, 2011	September 29, 2011 (3 business days after the pricing date)	September 29, 2016, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per TOPS
Stated principal amount:	$1,000 per TOPS
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Underlying index:	S&P 500® Index
Underlying index publisher:	Standard & Poor’s Financial Services LLC or any successor publisher
Payment at maturity (per TOPS):
•      If the final index value is greater than the initial index value,
$1,000 + ($1,000 × the greater of (i) the lookback percent increase and (ii) the fixed return of 30%)
There is no maximum payment at maturity on the TOPS.
•      If the final index value is less than or equal to the initial index value,
$1,000 × index performance factor × 130%
If the final index value has decreased from the initial index value by more than approximately 23.077%, the payment at maturity will be less, and possibly significantly less, than the stated principal amount and could be zero.

Index performance factor:	final index value / initial index value
Initial index value:	The closing value of the index on the pricing date as published by the underlying index publisher
Final index value:	The closing value of the index on the valuation date as published by the underlying index publisher
Lookback percent increase:	(Lookback index value – initial index value) / initial index value
Lookback index value:	The highest closing value of the index observed on the observation dates.
Observation dates:
Each Wednesday during the period from but excluding the pricing date to and including the valuation date, provided that the final observation date will be the valuation date. The observation dates will be subject to postponement for non-index business days and market disruption events.

Valuation date:	September 26, 2016, subject to postponement for non-index business days and certain market disruption events
Maximum payment at maturity:	None
Minimum payment at maturity:	None
Postponement of maturity date:
If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 4H12.

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TOPSSM Based on the Value of the S&P 500® Index due September 29, 2016
Target Optimized Participation SecuritiesSM

General Information
Listing:	The TOPS will not be listed on any securities exchange.
CUSIP:	617482XX7
ISIN:	US617482XX77
Minimum ticketing size:	$1,000 / 1 TOPS
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the TOPS offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Under current law, we intend to treat each TOPS as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the TOPS.

Assuming this treatment of the TOPS is respected, the following U.S. federal income tax consequences should result based on current law:
▪ a U.S. Holder should not be required to recognize taxable income over the term of the TOPS prior to settlement, other than pursuant to a sale or exchange, and

▪    upon sale, exchange or settlement of the TOPS, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the TOPS.  Such gain or loss should be long-term capital gain or loss if the investor has held the TOPS for more than one year, and short-term capital gain or loss otherwise.

Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the TOPS.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the TOPS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the TOPS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the TOPS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)

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Use of proceeds and hedging:
The net proceeds we receive from the sale of the TOPS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the TOPS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the TOPS by taking positions in the stocks constituting the index, in futures and/or options contracts on the index or its component stocks listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the value of the index on the pricing date, and therefore could increase the value at which the index must close on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the TOPS.  For further information on our use of proceeds and hedging, see “Description of TOPS—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the TOPS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the TOPS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the TOPS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the TOPS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the TOPS.

Because we may be considered a party in interest with respect to many Plans, the TOPS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the TOPS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the TOPS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such TOPS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering

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purchasing the TOPS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the TOPS has exclusive responsibility for ensuring that its purchase, holding and disposition of the TOPS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any TOPS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the TOPS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the TOPS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the TOPS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $          for each TOPS they sell; provided that dealers will receive a sales commission of $          per TOPS in connection with sales of TOPS to investors purchasing the TOPS in fee-based advisory accounts.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the TOPS of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Description of TOPS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the TOPS.  We encourage you to read the accompanying preliminary pricing supplement describing this offering, the related prospectus supplement and prospectus, which can be accessed via the hyperlinks on the front page of this document.

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How the TOPS Work

The following examples illustrate the payment at maturity on the TOPS for a range of hypothetical closing values of the index on the valuation date and, if applicable, on the weekly observation dates, taking into account whether or not the final index value is greater than the initial index value.

I.  If the final index value is greater than the initial index value:

Payment at maturity = $1,000 + ($1,000 × the greater of (i) the lookback percent increase and (ii) the fixed return of 30%)

In the scenario where the final index value is greater than the initial index value, the payment at maturity will be at least $1,300 per TOPS and will depend solely on the lookback percent increase, which is the percentage increase of the highest closing value of the index observed on the weekly observation dates over the term of the TOPS from the initial index value.  If the lookback percent increase is greater than the fixed return of 30%, the return on the TOPS will equal the lookback percent increase.  If the lookback percent increase is less than or equal to the fixed return of 30%, the return on the TOPS will equal the fixed return of 30%.

	Example 1	Example 2
Hypothetical initial index value:	1,200	1,200
Hypothetical final index value:	1,380	1,201
Hypothetical lookback index value:	1,440 (resulting in the lookback percent increase of 20%)	2,040 (resulting in the lookback percent increase of 70%)
Payment at maturity:	$1,000 + ($1,000 × the greater of the lookback percent increase of 20% and the fixed return of 30%) = $1,300	$1,000 + ($1,000 × the greater of the lookback percent increase of 70% and the fixed return of 30%) = $1,700

In Example 2, although the final index value has increased from the initial index value by less than 0.1% (which is substantially less than the percentage increase of 15% in Example 1), investors benefit from a 70% increase in the index observed on one of the weekly observation dates over the term of the TOPS and realize a return on the TOPS equal to 70%, which is significantly more than the 30% return achieved in Example 1.

For the scenario where the final index value is greater than the initial index value, the following graph illustrates the payment at maturity for a range of hypothetical percentages by which the lookback index value is greater than the initial index value.

* NOTE:  The lookback percent increase cannot be less than or equal to 0% because the final index value (which is the closing value of the index on the final observation date) is greater than the initial index value in this scenario and that alone will result in the lookback percent increase of greater than zero.

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II.  If the final index value is less than or equal to the initial index value:

Payment at maturity = $1,000 × index performance factor × 130%

In the scenario where the final index value is less than or equal to the initial index value, the payment at maturity will depend solely on the index performance factor, which, under this scenario, will be equal to or less than 100%.  If the index performance factor is between approximately 76.9231% and 100%, the payment at maturity will be between the stated principal amount of $1,000 and $1,300.  If the index performance factor is less than approximately 76.9231%, the payment at maturity will be less, and possibly significantly less, than the stated principal amount of $1,000 and could be zero.

	Example 1	Example 2
Hypothetical initial index value:	1,200	1,200
Hypothetical final index value:	923	600
Hypothetical index performance factor:	76.9%	50%
Payment at maturity:	$1,000 × 76.9% × 130% = approximately $1,000	$1,000 × 50% × 130% = $650

For the scenario where the final index value is less than or equal to the initial index value, the following graph illustrates the payment at maturity for a range of hypothetical index performance factors.

* NOTE:  The index performance factor cannot be greater than 100% because the final index value is less than or equal to the initial index value in this scenario.

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Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of TOPS that they hold an amount in cash depending on the closing value of the S&P 500® Index observed on the weekly observation dates during the term of the TOPS and on the valuation date, determined as follows:

If the final index value is greater than the initial index value:

$1,000    +    ($1,000 × the greater of (i) the lookback percent increase and (ii) the fixed return of 30%

lookback percent increase	=	lookback index value – initial index value
initial index value

lookback index value =	The highest closing value of the index observed on the weekly observation dates observation dates =
Each Wednesday during the period from but excluding the pricing date to and including the valuation date, provided that the final observation date will be the valuation date.  The observation dates will be subject to postponement for non-index business days and market disruption events.

If the final index value is less than or equal to the initial index value:

$1,000 × the index performance factor × 130%

If the final index value has decreased from the initial index value by more than approximately 23.077%, the payment at maturity will be less, and possibly significantly less, than the stated principal amount and could be zero.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the TOPS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-8 of the accompanying preliminary pricing supplement and the accompanying prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the TOPS.

▪
The TOPS do not pay interest or guarantee any return of principal.  The terms of the TOPS differ from those of ordinary debt securities in that we will not pay you any interest and do not guarantee to pay you any of the principal amount of the TOPS at maturity.  At maturity, you will receive for each $1,000 stated principal amount of TOPS that you hold an amount in cash based upon the closing value of the index observed on the weekly observation dates during the term of the TOPS and on the valuation date. Only if the final index value is greater than the initial index value will you receive a return equal to the greater of the lookback percent increase and the fixed return of 30%, which we refer to as the lookback observation feature.  If the final index value is less than or equal to the initial index value, you will lose the benefit of the lookback observation feature and will receive a payment at maturity equal to the product of the stated principal amount and the index performance factor (which would fully expose you to the negative performance of the index on the valuation date) multiplied by 130%.  Even with the leverage of 130%, you will receive a payment at maturity that is less than the stated principal amount of $1,000 if the final index value declines by more than approximately 23.077% from the initial index value.  In addition, the more the final index value has declined from the initial index value, the less the leverage of 130% will benefit your payment at maturity.  For example, if the final index value were to decline from the initial index value by 99%, investors would only receive $13 per security at maturity as compared to $10 which would be payable on an investment that exposes investors on a 1 to 1 basis to the negative performance of the index.  The leverage of 130% does not provide for any minimum payment at maturity and, accordingly, you risk the full loss of your principal by investing in the TOPS.  See “How the TOPS Work” on page 8 above.

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You will benefit from the lookback observation feature only if the final index value is greater than the initial index value.  Under the terms of the TOPS, you will benefit from the lookback observation feature only if the final index value is greater than the initial index value.  If the final index value is less than or equal to the initial index value, you will not benefit from any increase in the index observed on any weekly observation date during the term of the TOPS and will not get the benefit of the fixed return of 30% and, instead, will receive a payment at maturity that is solely based on the final index value.  Under this scenario, the highest possible payment at maturity would be $1,300 per TOPS, which would be payable only if the final index value remains the same as the initial index value.  However, if the final index value decreases from the initial index value by more than approximately 23.077%, the payment at maturity will be less, and possibly significantly less, than the $1,000 stated principal amount for each TOPS and could be zero.

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The lookback index value is based solely on the closing values of the index on the specified weekly observation dates.  Even if the lookback observation feature is available to you because the final index value is greater than the initial index value, due to the fact that the lookback index value is based solely on the closing values of the index on the specified weekly observation dates, you will not benefit from any significant appreciation of the index that occurs on days other than the specified observation dates during the term of the TOPS.  As a result, if the index increases substantially on some days over the term of the TOPS but does not increase substantially as of the specified weekly observation dates, you will receive a payment at maturity that is substantially less than if the lookback index value were based on a daily observation of the index during the term of the TOPS.

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Market price of the TOPS may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the TOPS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the TOPS in the secondary market, including:

▪	the value of the index at any time, and, in particular, on the observation dates,

▪	the volatility (frequency and magnitude of changes in value) of the index,

▪	dividend rates on the securities underlying the index,

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▪	interest and yield rates in the market,

▪
         geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the index or securities markets generally and which may affect the value of the index,

▪	the time remaining until the maturity of the TOPS,

▪	the composition of the index and changes in the constituent stocks of the index, and

▪	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity.  For example, you may have to sell your TOPS at a substantial discount from the stated principal amount if at the time of sale the value of the index is at or below the initial index value.

You cannot predict the future performance of the index based on its historical performance.  There can be no assurance that you will receive at maturity an amount that is greater than the $1,000 stated principal amount for each TOPS you hold.

▪
The TOPS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the TOPS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the TOPS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the TOPS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the TOPS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the TOPS.

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The TOPS will not be listed on any securities exchange and secondary trading may be limited. The TOPS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the TOPS.  Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the TOPS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the TOPS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the TOPS, the price at which you may be able to trade your TOPS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the TOPS, it is likely that there would be no secondary market for the TOPS.  Accordingly, you should be willing to hold your TOPS to maturity.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the TOPS in secondary market transactions will likely be lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the TOPS and the cost of hedging our obligations under the TOPS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the TOPS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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Investing in the TOPS is not equivalent to investing in the index.  Investing in the TOPS is not equivalent to investing in the index or its component stocks.  Investors in the TOPS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the index.

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Adjustments to the index could adversely affect the value of the TOPS.  Standard & Poor’s Financial Services LLC, which we refer to as S&P, is responsible for calculating and maintaining the index.  S&P can add, delete or substitute the stocks underlying the index, and can make other methodological changes required by

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certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the index.  Any of these actions could adversely affect the value of the TOPS.

S&P may discontinue or suspend calculation or publication of the index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the TOPS insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, the payout on the TOPS at maturity will be an amount based on the closing prices on the valuation date of the stocks underlying the index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for and method of calculating the index last in effect prior to the discontinuance of the index.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the TOPS.  As calculation agent, MS & Co. will determine the initial index value, the final index value, the lookback percent increase or the index performance factor, as applicable, and the payment that you will receive at maturity, if any.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the index, may adversely affect the payout to you at maturity.

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Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the TOPS.  One or more of our subsidiaries expect to carry out hedging activities related to the TOPS (and to other instruments linked to the index or its component stocks), including trading in the stocks that constitute the index as well as in other instruments related to the index.  Some of our subsidiaries also trade the stocks that constitute the index and other financial instruments related to the index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, therefore, the value above which the index must close on the valuation date before you would receive a payment at maturity that exceeds the stated principal amount of the TOPS.  Additionally, such hedging or trading activities during the term of the TOPS could adversely affect the value of the index on the observation dates including the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

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The U.S. federal income tax consequences of an investment in the TOPS are uncertain. Please read the discussion under “Fact Sheet – General Information – Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the TOPS.  If the IRS were successful in asserting an alternative treatment for the TOPS, the timing and character of income on the TOPS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue into income original issue discount on the TOPS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the TOPS as ordinary income.  The risk that the TOPS would be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with non-buffered equity-linked securities.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the TOPS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice

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requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the TOPS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the TOPS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Information about the Underlying Index

The S&P 500® Index.  The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “Description of TOPS—The Index” in the accompanying preliminary pricing supplement.

License Agreement between S&P and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of S&P and have been licensed for use by Morgan Stanley.  For more information, see “Description of TOPS—License Agreement between S&P and Morgan Stanley” in the accompanying preliminary pricing supplement.

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the index for each quarter in the period from January 1, 2006 through August 30, 2011.  The closing value of the index on August 30, 2011 was 1,212.92.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the index should not be taken as an indication of future performance, and no assurance can be given as to the level of the index on the valuation date.

S&P 500® Index	High	Low	Period End
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter (through August 30, 2011)	1,353.22	1,119.46	1,212.92

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